Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Gorman-Rupp Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value	457(c)	1,239,271(2)	$36.475	$45,202,410	0.0001476	$6,671.88

Total Offering Amounts					$45,202,410		$6,671.88

Total Fee Offsets							—

Net Fee Due							$6,671.88

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of common shares, without par value (“Common Shares”), of The Gorman-Rupp Company (the “Registrant”) which may be offered or issued in respect of the securities identified in the table above by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding Common Shares of the Registrant.

(2)

Represents the number of the Registrant’s Common Shares reserved for issuance under The Gorman-Rupp Company 2024 Omnibus Incentive Plan (the “2024 Plan”). The Registration Statement covers 800,000 Common Shares newly authorized and reserved for issuance under the 2024 Plan, and 439,271 Common Shares that are now available for issuance under the 2024 Plan because such Common Shares were available for awards, or were subject to an award that was forfeited, cancelled or settled for cash, or which expired or terminated without issuance of shares or otherwise did not result in the issuance of all or a portion of the shares subject to such award, under The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “2015 Plan”) or The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (the “Directors’ Plan”), on April 25, 2024 (the “Prior Plan Shares”). The Prior Plan Shares were previously registered by the Registrant on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”). Concurrently with the filing of this Registration Statement, the Registrant has filed a post-effective amendment to the applicable Registration Statement for the 2015 Plan deregistering 424,771 Prior Plan Shares, and a post-effective amendment to the applicable Registration Statement for the Directors’ Plan deregistering an aggregate of 14,500 Prior Plan Shares, all of which are being carried forward under this Registration Statement.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the proposed maximum offering price of the Common Shares was based on the average of the high and low sales prices for the Common Shares on April 23, 2024, as reported on the New York Stock Exchange.